Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 5, 2014, with respect to the consolidated financial statements of Pangaea Logistics Solutions Ltd. (f/k/a Bulk Partners (Bermuda) Ltd.) contained in the Registration Statement and Prospectus as amended by Amendment No. 1 to the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and Prospectus as amended by Amendment No. 1 to the Registration Statement, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON

Boston, MA

March 10, 2015